As filed with the Securities and            Registration No. 333-
Exchange Commission on June 25, 1996

                             FORM S-8

     Registration Statement under the Securities Act of 1933


                        THE BEARD COMPANY
      (Exact name of registrant as specified in its charter)

             Oklahoma                             73-0970298
  (State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)             Identification No.)

    Enterprise Plaza, Suite 320
       5600 North May Avenue
      Oklahoma City, Oklahoma                            73112
(Address of Principal Executive Office)                (Zip Code)


        THE BEARD COMPANY DEFERRED STOCK COMPENSATION PLAN
                     (Full title of the plan)

      Mr. Herb Mee, Jr.                    Copies to:
         President                     Jerry A. Warren, Esq.
      The Beard Company                    McAfee & Taft
 Enterprise Plaza, Suite 320         A Professional Corporation
    5600 North May Avenue                   Tenth Floor
Oklahoma City, Oklahoma 73112           Two Leadership Square
(Name and address of agent          Oklahoma City, Oklahoma 73102
    for service)

                           405/842-2333
  (Telephone number, including area code, of agent for service)

                    Calculation of Registration Fee
- -----------------------------------------------------------------------
Title of                    Proposed maxi-   Proposed maxi-   Amount
securities     Amount       mum offering     mum aggre-       of regis-
to be          to be        price per        gate offering    tration
registered     registered*  unit**           price**          fee**
- -----------------------------------------------------------------------
Common Stock,   50,000      $2.875          $143,750          $100.00
$.001 par       shares
value
- -----------------------------------------------------------------------
* In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminant number of shares which, by reason of certain events specified in The Beard Company Deferred Stock Compensation Plan (the "Plan"), may become subject to the Plan.

**   Minimum established by Section 6(b) of the Securities Act of 1933.

                                PART II

            INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

          The registrant incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the
"Commission");

          1. The registrant's annual report on Form 10-K for the fiscal year ended December 31, 1995, filed with the Commission on April 1, 1996.

          2. The registrant's quarterly report on Form 10-Q for the period ended March 31, 1996, filed with the Commission on May 3, 1996.

          3. The description of the common stock set forth in the registrant's Registration Statement on Form 8-B filed with the Commission on October 5, 1993.

          All reports hereafter filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all of the shares of the registrant's common stock covered by this registration statement have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          None.

Item 6.   Indemnification of Directors and Officers.

          Section 1031 of the Oklahoma General Corporation Act, under which act the registrant is incorporated, authorizes the indemnification of officers and directors in certain circumstances. Article VII of the Bylaws of the registrant provide indemnification of directors, officers and agents to the extent permitted by the Oklahoma General Corporation Act. The registrant has also entered into an indemnification agreement with each of its directors. These provisions and the indemnification agreements may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

  4.1 - Amended and Restated Certificate of Incorporation of registrant as filed with the Secretary of State of Oklahoma on August 25, 1993. (This Exhibit has been previously filed as Exhibit 3(a) to Amendment No. 1, filed on September 3, 1993 to registrant's Registration Statement on Form S-4, File No. 33-66598, and same is incorporated by reference).

  4.2  -  Registrant's Restated By-Laws (as amended as of January 11,
          1996). (This Exhibit has been previously filed as Exhibit 3(ii) to registrant's 10-K for the period ended December 31, 1995, filed on April 1, 1996, and same is incorporated by reference).

  5    -  Opinion of McAfee & Taft A Professional Corporation

23.1   -  Consent of KPMG Peat Marwick LLP.

23.2 - Consent of McAfee & Taft A Professional Corporation (included in Exhibit 5).

99     -  Copy of The Beard Company Deferred Stock Compensation Plan
          (This Exhibit has been previously filed as Exhibit 10(k) to registrant's 10-K for the period ended December 31, 1995, filed on April 1, 1996, and same is incorporated by reference).

Item 9.   Undertakings.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 17th day of June, 1996.

                              THE BEARD COMPANY


                              By  HERB MEE, JR.
                                  Herb Mee, Jr., President


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                       Date

W. M. BEARD              Chairman of the Board           June 17, 1996
W. M. Beard              and Chief Executive
                         Officer

HERB MEE, JR.            President, Chief                June 17, 1996
Herb Mee, Jr.            Financial Officer and
                         Director

CINDY JANKA              Controller and Chief            June 17, 1996
Cindy Janka              Accounting Officer

FORD C. PRICE            Director                        June 18, 1996
Ford C. Price

ALLAN R. HALLOCK         Director                        June 18, 1996
Allan R. Hallock

W. R. PLUGGE             Director                        June 17, 1996
W. R. Plugge

MICHAEL E. CARR          Director                        June 17, 1996
Michael E. Carr

                            INDEX TO EXHIBITS

Exhibit
  No.
 5   -    Opinion of McAfee & Taft A Professional Corporation

23.1 -    Consent of KPMG Peat Marwick LLP